   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2001
                                                   Registration No.333-55654
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ---------

                               AMENDMENT NO. 2 TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ---------

                               WEBCATALYST, INC.
                 (Name of Small Business Issuer in its Charter)


         GEORGIA                                       3571                                 58-2321232
(State or Other Jurisdiction of            (Primary Standard Industrial                  (I.R.S. Employer
 Incorporation or Organization)             Classification Code Number)                Identification Number)

                                   ---------

                            10515 KING WILLIAM DRIVE
                              DALLAS, TEXAS 75220
                                 (972) 869-4600
                           (972) 869-8050(FACSIMILE)
         (Address and Telephone Number of Principal Executive Offices)

                                   ---------

                                 MARK J. POPKIN
                                 MANAGING AGENT
                               WEBCATALYST, INC.
                              1215 HIGHTOWER TRAIL
                             BUILDING B, SUITE 100
                             ATLANTA, GEORGIA 30350
                                 (678) 277-8800
                           (678) 277-9118 (FACSIMILE)
           (Name, Address and Telephone Number of Agent for Service)

                                   ---------

                                   COPIES TO:
                            MICHAEL R. SIAVAGE, ESQ.
                        RED HOT LAW GROUP OF ASHLEY LLC
                            THE BILTMORE, SUITE 400
                            817 W. PEACHTREE STREET
                          ATLANTA, GEORGIA 30308-1138
                                 (404) 575-1900
                           (404) 575-1901 (FACSIMILE)

                                   ---------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
         If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   ---------

                        CALCULATION OF REGISTRATION FEE


      TITLE OF EACH CLASS                                       PROPOSED MAXIMUM       PROPOSED MAXIMUM
      OF SECURITIES TO BE                  AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING        AMOUNT OF
          REGISTERED                        REGISTERED            PER SHARE(1)             PRICE(1)          REGISTRATION FEE
-------------------------------------      ------------         ----------------      ------------------     ----------------
 Common stock, no par value per share      12,053,725           $.32815(2)               $3,955,430          $  988.86
 Common stock, no par value per share       3,128,240(3)        $.32815(2)               $1.026,532          $  256.63
 Common stock, no par value per share         220,000(4)        $  5.50                  $1,210,000          $  302.50
 Common stock, no par value per share       6,035,687(5)        $.32815(2)               $1,980,611          $  495.15
 Common stock, no par value per share       2,892,500(6)        $  0.40                  $1,157,000          $  289.25
 Common stock, no par value per share         300,000(7)        $0.4375                  $  131,250          $   32.81
 Common Stock, no par value per share         350,000(8)        $0.5625                  $  196,875          $   49.22
 Common Stock, no par value per share         150,000(9)        $  0.32                  $   48,000          $   12.00
 Common Stock, no par value per share          50,000(10)       $  1.00                  $   50,000          $   12.50
 Common Stock, no par value per share         500,000(11)       $  0.40                  $  200,000          $   50.00
 Common Stock, no par value per share       1,802,757(12)       $.32815(2)               $  591,575          $  147.89


      Total                                        --                  --                       --           $2,636.81(13)



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)      Represents the average of the high and low prices on February 8, 2001.
(3) Represents shares that may be acquired by the Selling Securityholders named herein (the "Selling Securityholders") upon conversion of the Registrant's Convertible 8% Debentures (the "Debentures"), assuming a conversion price of $.1958 per share. The number of shares of Common Stock issuable upon conversion of the Debentures is equal to the lower of (a) 80% of the market price at the conversion date (as defined) or
         (b) $6.25 per share. The conversion price would have been $.1958 if the date of conversion was February 9, 2001.
(4) Represents shares issuable upon exercise of warrants (the "Warrants") issued to the Selling Securityholders in connection with the issuance and sale of the Debentures. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.
(5) Represents shares that may be acquired by the Selling Securityholders named herein (the "Selling Securityholders") upon conversion of the Registrant's Convertible Debentures (the "Debentures"), assuming a conversion price of $.1289 per share. The number of shares of Common Stock issuable upon conversion of the Debentures is equal to the lower of (a) 7.5% of the market price at the conversion date (as defined) or
         (b) $0.50 per share. The conversion price would have been $.1289 if the date of conversion was February 9, 2001.
(6) Represents shares issuable upon exercise of warrants (the "Warrants") issued to the Selling Securityholders in connection with the issuance and sale of the Debentures. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.
(7) Represents shares issuable upon the exercise of warrants ("Warrants") issued by the Company having an exercise price of $0.4375 per share. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.
(8) Represents shares issuable upon the exercise of warrants ("Warrants") issued by the Company having an exercise price of $0.5625 per share. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.
(9) Represents shares issuable upon the exercise of warrants ("Warrants") issued by the Company having an exercise price of $0.32 per share. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.
(10) Represents shares issuable upon the exercise of warrants ("Warrants") issued by the Company having an exercise price of $1.00 per share. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.
(11) Represents shares issuable upon the exercise of warrants ("Warrants") issued by the Company having an exercise price of $0.40 per share. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.
(12) Represents shares issuable upon the exercise of non-qualified stock options ("Options") issued by the Company having an exercise price of $0.20 per share. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Options.

(13)     $2,621.33 was previously paid.

===============================================================================


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITHOUT THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2001


                               WEBCATALYST, INC.


                               27,732,909 SHARES

                                  COMMON STOCK



         The selling securityholders named in this prospectus are offering and selling up to 27,732,909 shares of the common stock of WebCatalyst, Inc.


         Our common stock is quoted on the over-the-counter bulletin board under the symbol WBCL.OB.

         YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----

Summary.................................................................................................        3
Risk Factors............................................................................................        4
Special Note Regarding Forward-Looking Statements.......................................................       13
Market for Common Equity and Related Stockholder Matters................................................       14
Capitalization..........................................................................................       16
Selected Financial Data.................................................................................       17
Management's Discussion and Analysis of Financial Condition
     and Results of Operations..........................................................................       18
Business................................................................................................       20
Management..............................................................................................       26
Principal and Selling Shareholders......................................................................       29
Certain Transactions....................................................................................       32
Description of Capital Stock............................................................................       34
Shares Eligible for Future Sale.........................................................................       38
Plan of Distribution....................................................................................       40
Legal Matters...........................................................................................       41
Experts.................................................................................................       41
Where You Can Find More Information.....................................................................       41

                                   ---------

                                    SUMMARY

                               WEBCATALYST, INC.

         WebCatalyst markets, develops, installs, maintains and hosts customized web sites for small to medium-sized businesses, associations, as well as consumers. We market our services over the Internet at www.webcatonline.com and through various strategic partners and distributors. Our target market is the business owner or consumer who wants a presence on the World Wide Web but does not have the skill or expertise to build and maintain that presence.

         Our principal executive offices are located at 10515 King William Drive, Dallas, Texas 75220, and our telephone number is (972) 869-4600. This prospectus does not incorporate by reference any information on our website.


                                  THE OFFERING


Common Stock to be
     offered by the selling
     securityholders........................................    27,732,909 shares, 3,128,240 of which
     .........................................................  will be issued upon conversion of our 8%
     .........................................................  convertible debentures, 687,729 of which
     .........................................................  are currently outstanding in connection
     .........................................................  with those debentures; 6,035,687 of
     .........................................................  which will be issued upon conversion of
     .........................................................  our 0% convertible debentures, 3,400,000
     .........................................................  of which are currently outstanding in
     .........................................................  connection with those debentures;
     ........................................................   4,512,500 of which will be issued upon
     .........................................................  exercise of warrants; and 1,802,757 of
     .........................................................  which will be issued upon the exercise of
     .........................................................  non-qualified stock options.

Proceeds to be received by
     the Company..............................................  None, except for proceeds on the exercise of the warrants, if any.


                                   ---------

                                  RISK FACTORS

         You should carefully consider the risk factors described below before purchasing our common stock. If any of the following risks actually occurs, our business, financial condition and operating results could be adversely affected. If that happens, the trading price of our common stock could decline, and you could lose part or all of your investment.

RISKS RELATED TO WEBCATALYST.COM

WE ARE IN AN EARLY STAGE OF DEVELOPMENT WITH AN UNPROVEN BUSINESS MODEL AND THIS LIMITED OPERATING HISTORY CREATES FINANCIAL RISKS AND MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

         We were incorporated in May 1997 and our business model continues to evolve. This creates substantial risk because our plans and our economic model often change. For approximately two (2) years, we operated as a personal computer sales and services business marketing to the average home consumer. During the course of this business, economic conditions made it impossible for us to remain competitive since large competitors, including companies like Dell Computer Corp., were able to sell personal computers at prices below the level of which our business could sustain. These very inexpensive personal computers effectively eliminated our profit margins.

         Accordingly, we acquired Webcat Online, Inc. in September 2000, in order to completely change our business model. As a result of such acquisition, we have changed our overall operations to focus only on the business of providing customized web sites and related Internet products and services to associations, consumers, individuals, and small to medium-sized businesses. In addition, in January 2001, we changed our executive management, which included the resignation of Mr. Stephen B. Brannon as President and Chief Executive Officer of the Company.

         As a result, your evaluation of us and our prospects is based on a very limited operating history and an unproven and evolving business model. You must consider the risks, expenses and difficulties frequently encountered by companies like us that are in their early stage of development in a highly competitive industry. Some of the risks which we may face as an early stage company include our ability to:

         - successfully execute our unproven business model and strategy and revise them as necessary;

         -        generate enough capital to sustain operations;

         -        rapidly expand market share and geographic coverage;

         - attract and retain customers;maintain and enhance our product delivery and installation systems;

         -        attract and retain additional qualified personnel;

         - establish brand recognition and a reputation for value with consumers;

         -        provide effective customer support and service;

         - further develop and retain business relationships with strategic partners and resellers of our products and services;with low cost computer component manufacturers and suppliers;

         - enhance and expand our Internet-based e-commerce distribution solution networks; and

         - respond to our competition, which may seek to adopt some of our strategies.

         We cannot be certain that we will successfully address these risks. If we cannot do so, our business operations and financial results will be seriously harmed.

DUE TO THE RECENT SHIFT IN BUSINESS FOCUS, OUR CASH FLOW IS MINIMAL.

         Because we have recently changed our focus from computer manufacture to website developer, our cash flow is minimal. The cash flow from computer sales has stopped and cash flow from the website sale and hosting is negligible. An investment in our company must now be viewed as an extreme risk.

WE MAY NOT BE ABLE TO DEVELOP AND SUSTAIN RELATIONSHIPS WITH STRATEGIC PARTNERS AND RESELLERS OF OUR PRODUCTS AND SERVICES OR TO ATTRACT CONSUMERS TO PURCHASE OUR PRODUCTS AND SERVICES, WHICH IS OUR EXCLUSIVE SOURCE OF REVENUES.

         Our business is in the highly competitive market of providing customized web sites and related Internet products and services to associations, consumers, individuals, and small to medium-sized businesses. We must widely market our products and accomplish acceptance of the web-based products and services value-added services which we offer in a market that has become exceedingly saturated with competition and cost driven. We cannot predict whether we will achieve the wide-scale acceptance of our products that will be required for us to achieve our plans and the revenues and margins required for the success of these plans. Because of these and other factors, we cannot forecast revenues or the rate at which we will attract new customers with any degree of accuracy. In addition, most of our products are sold on a fixed-price basis. This fixed-price basis, rather then a time and materials basis, involves financial risk. The failure to achieve or sustain desired pricing levels, acceptance of such pricing levels, or broad market acceptance will result in serious harm to our business operations and financial results.

THE SKILLED EMPLOYEES THAT WE NEED MAY BE DIFFICULT AND EXPENSIVE TO HIRE AND RETAIN IN TODAY'S TIGHT LABOR MARKET.

         Our future success depends on our ability to attract, retain and motivate highly skilled, executive-level technical, managerial, sales and marketing and customer service personnel. The failure to attract, train and retain the necessary personnel could seriously harm our business, financial condition and results of operations. Competition for such personnel is intense, and we cannot be sure that we will be successful in attracting, training, and retaining such personnel.

IF A CATASTROPHIC EVENT OCCURS AT OUR OFFICE FACILITIES, OUR BUSINESS WOULD BE SERIOUSLY HARMED.

         All of our computers and design products are subject to damage from fire, flood, tornado or other similar catastrophic events. If such an event were to damage our computers and design products, our business, financial condition and results of operation will be seriously harmed.

BECAUSE WE RELY HEAVILY ON TECHNOLOGY DEVELOPED AND MAINTAINED BY THIRD PARTIES, OUR INABILITY TO PREVENT INTERRUPTIONS AND IMPLEMENT NEW TECHNOLOGY COULD CREATE A COMPETITIVE DISADVANTAGE.

         The industry in which we compete is subject to rapid and significant changes in technology. The effect of technological changes on our business, such as continuing developments in computer chip architecture cannot be predicted. We rely in part on third parties, including certain of our competitors and potential competitors, for the development of and access to technology.The market for our web site products and services is characterized by rapid ongoing technological change, changes in user and client requirements and preferences, frequent new service and product introductions embodying new processes and technologies, and evolving industry standards and practices that could render our existing technology and service practices and methodologies obsolete. We cannot predict the effect technological changes will have on our business. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. We cannot guarantee that we will obtain access to new technology on a timely basis or on satisfactory terms or that we will be able to adapt to such technological changes, offer such services on a timely basis, or establish or maintain a competitive position. Any technological change, obsolescence or failure to obtain access to important technologies could seriously harm our business.

          In addition, our success, in particular our ability to successfully receive and fulfill online orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer software and hardware systems, most of which are owned and maintained by third parties. These third parties' systems may experience interruptions in service or be vulnerable to damage from power loss, fire, flood or similar catastrophic events. Because we do not control the software or hardware systems owned by these third parties, we may have difficulties in implementing new and enhanced technology on a timely basis in the future to remain competitive. Our failure to do so could seriously harm our business, financial condition and operating results.

WE MAY ACQUIRE TECHNOLOGIES OR COMPUTER COMPONENTS THAT BECOME OUTDATED FASTER THAN WE ANTICIPATE OR THAT DO NOT WORK AS WE EXPECT WHICH MAY SERIOUSLY HARM OUR BUSINESS.

         We may acquire technology to assist in our business by purchasing or licensing them. We may be unable to use the technology or components effectively if they become outdated or because they do not perform as well as we thought it would. Dealing with unexpected technology or component problems may distract our management or impair our ability to provide our products or services to the e-commerce solution we have promised our clients. Any of these problems could seriously harm our business.

WE FACE SIGNIFICANT COMPETITION FROM COMPANIES THAT MAY HAVE GREATER RESOURCES THAN WE DO.

         The Internet services and web site development e-commerce market is new, rapidly evolving and intensely competitive. We expect competition to persist and intensify in the future from existing competitors and companies that enter our existing or future markets. Barriers to entry into the e-commerce market are relatively low. Moreover, all of the web site products that we sell may be available through retail stores which sell software, internet service providers, computer manufacturers, telephone companies, software companies, independent consultants, and similar distribution methods. In addition, with the growth in the use of the Internet, certain of our competitors have recently begun to offer low-price web site creation and development directly applicable to our market. Accordingly, we must compete with both companies in the Internet e-commerce market and in the traditional retail distribution of personal computers, software, communications, and related goods and services.

         Most of our competitors and potential competitors have longer operating histories, more customers, greater brand recognition and substantially greater financial and other resources than we do. Our competitors may be able to sell similar products and services from vendors on more favorable terms. In addition, our competitors may be able to respond more quickly to changes in customer preferences, spend more on marketing and promotional campaigns, adopt more aggressive pricing policies, and devote more resources to developing their solutions for the provision of web site creation and development.

TO EXECUTE OUR STRATEGY WE WILL REQUIRE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL.

         The expansion and development of our business will require significant capital to fund capital expenditures, establish a base of working capital and overcome operating losses. We currently are operating at a loss and anticipate doing so for the foreseeable future. There can be no assurance that we will achieve or sustain profitability in the foreseeable future. While we currently anticipate that our available cash resources will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 6 months, we will need to raise additional funds through the sale of goods and services, through debt financing, or through public or private financings. We may not be able to obtain sufficient additional financing on favorable terms, if at all. If we raise additional funds by selling our equity securities, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than those of our existing investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. If sufficient financing is not available or is not available on favorable terms, our business, financial condition and results of operations would be seriously harmed.

WE MAY BE UNABLE TO PROTECT AND DEFEND OUR INTELLECTUAL PROPERTY RIGHTS, IF ANY, AND THESE RIGHTS MAY BE CHALLENGED BY OTHERS, WHICH COULD SUBJECT US TO SIGNIFICANT LIABILITY FOR DAMAGES AND INVALIDATION OF OUR INTELLECTUAL PROPERTY RIGHTS.

         We have no patented technology that would preclude or inhibit competition from entering our market. In addition, standards relating to the protection of intellectual property rights in Internet-related software and industries are uncertain and still evolving. As a result, the future viability or value of our intellectual property rights, if any, as well as those of other companies in the Internet industry, is unknown. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any such infringement or misappropriation could seriously harm our future financial results. In addition, we cannot be certain that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. We might be forced to pay substantial costs to prosecute or defend any litigation of this nature, which could divert the attention of our management from other important matters.

POSSIBLE E-COMMERCE SECURITY BREACHES COULD HARM OUR BUSINESS.

         We rely on encryption and authentication technology to effect secure transmission of confidential information, such as payment instruction sets. It is possible that the security measures we use to protect our clients' confidential information will not prevent security breaches due to computer hackers and advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments. If any such compromise of our security were to occur, it could seriously harm our reputation and future results of operations and financial condition, and expose us to litigation and possible liability.

WE MAY NOT BE PROFITABLE IN THE FUTURE.

         We may never be profitable. Since we began our operations in September 1997, we have incurred significant start-up and other expenses and have incurred substantial losses as a result. We incurred a net loss of approximately $436,000 in 1998; $1,753,000 million for 1999, and $1,742,000 for the first nine months of 2000. At September 30, 2000, we had an accumulated deficit of over $4.1 million. Because of our losses, our independent certified public accountants have added an explanatory paragraph to their report on our financial statements for the nine-month period ended September 30, 2000, which make reference to the uncertainties regarding our ability to continue as a going concern.

         We expect to continue to incur substantial losses for the foreseeable future because we intend to continue to invest heavily in marketing, advertising and promotion of our new business model and also intend to rapidly increase the number of our employees and develop and acquire additional technology. We will not become profitable unless the number of consumers and business owners who purchase our products or services at acceptable gross margins significantly increases. If the Internet does not become a widely accepted method for doing business, our growth would be severely limited.

OUR FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY AND MAY NOT MEET EXPECTATIONS, WHICH MAY CAUSE THE PRICE OF OUR STOCK TO FALL.

         Our future operating results will depend on many factors, some of which are beyond our control. If our financial results are below the expectations of securities analysts or our investors in some future quarter, it is likely our stock price will decline, perhaps significantly. Factors that affect our operating results may include:

         - rate and price at which customers purchase our services and products;

         - amount and timing of capital expenditures and other costs relating to the expansion of our services and infrastructure;

         - the introduction of new products and services by us or our competitors;

         -        price competition by competitors;

         -        unavailability of product components;

         - loss of key employees and the time required to train replacements; and

         - the overall and long-term acceptance of the Internet by individuals and organizations for e-commerce.

         Our future operating results are likely to be adversely affected by these and other factors. Accordingly, we believe that quarter-to-quarter comparisons of operating results for prior periods are not meaningful. You should not rely on the results of any one quarter as an indication of our future performance.

OUR OPERATING RESULTS DEPEND ON OUR RELATIONSHIPS WITH KEY STRATEGIC PARTNERS.

Because we generate much of our business through placing direct links on web sites of our key strategic partners, we need to satisfy the strategic relationships which we have developed and develop more strategic relationships in order to expand our customer base.


RISKS RELATED TO E-COMMERCE COMPANIES

THE POSSIBLE SLOW ADOPTION OF INTERNET SOLUTIONS BY CONSUMERS COULD HARM OUR BUSINESS.

         We will not be successful unless consumers continue to adopt the Internet as a means of buying and selling products and services. Because Internet usage is continuing to evolve, it is difficult to estimate with any assurance the size of this market and its growth rate, if any. To date, many consumers have been deterred from utilizing the Internet for a number of reasons, including:

         -        security concerns;

         -        limited access to the Internet;

         -        lack of availability of cost-effective, high-speed service;
                  and

         -        inconsistent quality of service.

THE INTERNET MAY NOT BE ABLE TO ACCOMMODATE GROWTH IN E-COMMERCE FOR COMPANIES SUCH AS WEBCATALYST.

         We expect that in the future we will depend more significantly upon the Internet to conduct our business and any problems in the functioning of the Internet could adversely affect our business. To the extent that the Internet continues to experience significant growth in the number of users, their frequency of use or their speed and quality-of-service requirements, it is possible that the infrastructure for the Internet will not be able to support the demands placed upon it. If the infrastructure for the Internet does not effectively support growth that may occur, our future financial results will be seriously harmed. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and our services in particular. Even if the required Internet infrastructure, standards and protocols are developed, we may be required to incur substantial expenditures in order to adapt our services to changing or emerging technologies, which could seriously harm our future results of operations and financial condition.

POTENTIAL IMPOSITION OF GOVERNMENT REGULATION ON INTERNET-BASED E-COMMERCE AND LEGAL UNCERTAINTIES COULD LIMIT OUR GROWTH BY INCREASING THE COSTS OF DOING BUSINESS ON THE INTERNET AND NEGATIVELY AFFECT THE SALES OF OUR PRODUCTS.

         Few laws or regulations currently are directly applicable to access to or commerce on the Internet and we are not subject to direct government regulation, other than regulations applicable to businesses generally. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, increase the cost of our doing business or otherwise seriously harm our future results of operations and financial condition. A number of legislative and regulatory proposals relating to Internet commerce are under consideration by federal, state, local and foreign governments and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, pricing, quality of products and services and intellectual property ownership. There is also uncertainty as to how existing laws will be applied to the Internet in areas such as state and local sales tax, property ownership, copyright, trademark, trade secret, obscenity and defamation.


RISKS RELATED TO THE OFFERING

OUR STOCK HAS A LIMITED PUBLIC MARKET, ITS PRICE MAY BE VOLATILE AND YOU MAY EXPERIENCE INVESTMENT LOSSES.

         While our common stock trades on the over-the-counter bulletin board, any trades that take place are sporadic. Our market capitalization is relatively small, and we cannot predict how liquid the market for our shares will be. For that reason and because our business is to a significant degree technology-related, the trading price of our common stock could be subject to significant fluctuations. Volatility in our stock price could also result from the following factors, among others:

         -        quarterly variations in operating results;

         - announcements of technological innovations or new services or products by us or our competitors;

         -        changes in financial estimates by securities analysts;

         -        the operating and stock price performance of other companies;
                  and

         -        general economic conditions.

         In particular, the stock market has experienced volatility that has particularly affected the market prices of equity securities of companies within certain industry groups, such as technology companies. These fluctuations may materially affect the trading price of our common stock. We cannot guarantee that you will be able to sell your shares at or above the initial public offering price. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Litigation of that type could result in substantial costs and the diversion of management's attention and resources, which could seriously harm our business, financial condition and operating results.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE CAUSING INVESTOR LOSSES.

         Current shareholders hold a substantial number of shares that currently are freely tradeable or that they may be able to sell in the public market in the near future. If our shareholders sell large amounts of our common stock in the public market, the market price of our common stock could fall. Those sales also could make it harder for us to sell equity securities in the future at a time or price that we believe is fair.

THE CONVERSION OF OUR 8% CONVERTIBLE DEBENTURES; 0% CONVERTIBLE DEBENTURES AND OTHER CONVERTIBLE SECURITIES WILL HAVE A DILUTIVE IMPACT ON OUR SHAREHOLDERS.

         In July 1999, we sold $1.2 million of our 8% convertible debentures to certain of the selling securityholders. In September 2000, we sold $675,000 worth of our 0% convertible debentures to certain of the securityholders, and in January 2001, we sold an additional $205,000 worth of our 0% convertible debentures to certain of the selling securityholders. The issuance of shares of our common stock upon the conversion of these debentures will have a dilutive impact on our shareholders. In addition, we have issued 4,562,500 warrants and 1,979,118 non-qualified stock options to various employees, consultants and strategic partners. As a result, our net income per share could be materially decreased in future periods, and the market price of our common stock could drop.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus, including some statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are forward-looking statements about what may happen in the future. They include statements regarding our current beliefs, goals and expectations about matters such as our expected financial position and operating results, our business strategy and our financing plans. These statements can sometimes be identified by our use of forward-looking words such as "anticipate," "estimate," "expect," "intend," "may," "will" and similar expressions. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons. including those discussed in "Risk Factors."

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         Our common stock is traded over-the-counter on the over-the-counter bulletin board under the symbol WBCL. The reported high- and low-bid prices for our common stock are shown below for the period from December 14, 1998 (the date of our merger with World Net Holdings):


                                                                                   Common Stock
                                                                             --------------------------
                                                                             High                   Low
                                                                             ----                   ---

         2000

         First Quarter..........................................             $2.00                 $0.875

         Second Quarter.........................................              1.5625                0.50

         Third Quarter..........................................              0.8125                0.3125

         Fourth Quarter (through December 29, 2000).............              0.4688                0.0469

         1999

         First Quarter..........................................             $4.13                  $2.00
         Second Quarter.........................................              9.75                   1.95
         Third Quarter..........................................              7.56                   2.06
         Fourth Quarter (through December 24, 1999).............              3.88                   1.25

         1998

         Fourth Quarter (from December 14, 1998)................             $4.63                  $3.75


         The last reported sale price of our common stock as of February 8, 2001 was $.3438 per share, as reported by Nasdaq. The prices represented above are bid and ask prices, which represent prices between broker-dealers, do not include retail mark-ups, mark-downs or any commissions to broker-dealers and do not reflect prices in actual transactions. As of February 8, 2001, there were approximately 92 record owners of our common stock.

         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

         The following table describes our capitalization as of September 30, 2000. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Shares Eligible for Future Sale," our financial statements and the related notes to them and the other financial information appearing in other places in this prospectus. The information provided below does not include shares to be issued upon conversion of the debentures as well as 6,541,618 shares to be issued pursuant to outstanding options and warrants.


                                                                                        SEPTEMBER 30,
                                                                                            2000
                                                                                         (UNAUDITED)
Short-term debt
Notes payable........................................................................   $    219,058
Current maturities of long-term debt.................................................          8,431
                                                                                        ------------
Total short-term debt................................................................        227,489
                                                                                        ------------
Long-term debt, net of current maturities............................................         20,256
                                                                                        ------------

Shareholders' deficit:
Capital stock, no par value per share, 95,000,000 shares
     authorized: 9,079,750 shares issued and outstanding.............................      4,033,843
Accumulated deficit..................................................................     (4,102,571)
                                                                                        ------------
Deferred Stock Compensation..........................................................         (2,250)
                                                                                        ------------
    Total shareholders' deficit......................................................        (70,978)
                                                                                        ------------
      Total capitalization...........................................................   $  2,231,597
                                                                                        ============

                            SELECTED FINANCIAL DATA

         You should read the following data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes to them included at the end of this prospectus. Our selected financial data for the year ended December 31, 1998, the year ended December 31, 1999, and the nine months ended September 30, 2000, are derived from our consolidated financial statements, which have been audited by Grant Thornton LLP, independent auditors (Grant Thornton LLP resigned by mutual agreement on January 29, 2001, which resignation was duly reported by the Company in a Form 8-K filed on February 9, 2001).


                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                       YEAR ENDED           YEAR ENDED        SEPTEMBER 30, 2000
                                                      DECEMBER 31,         DECEMBER 31,       ------------------
                                                         1998                 1999                (UNAUDITED)
                                                      ------------         ------------       ------------------

     STATEMENTS OF OPERATIONS DATA:
     Product sales.............................       $4,034,002          $ 3,562,167         $ 1,870,724
     Costs of product sales....................        3,623,688            3,021,422           1,526,266
     Selling, general and administrative
        Expenses...............................          841,169            1,778,080           1,220,301
                                                      ----------          -----------         -----------
     Operating loss............................         (430,855)          (1,237,335)           (875,843)
     Net loss .................................       $ (436,387)         $(1,752,655)        $(1,741,270)
                                                      ==========          ===========         ===========
     Net loss per common  share (basic and
     diluted) .................................       $    (0.12)         $     (0.28)        $     (0.25)


                                                        AS OF SEPTEMBER 30,
                                                                2000
                                                        -------------------

     BALANCE SHEET DATA:
     Cash and cash equivalents......................       $  310,929
     Working capital................................        1,588,049
     Total assets...................................        2,231,597
     Total debt, including current
        maturities..................................        1,347,285
     Total shareholders' deficit....................          (70,978)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with the financial statements and accompanying notes included elsewhere in this prospectus.

OVERVIEW

         We develop, install, maintain, and host customized web sites for small to medium-sized businesses, associations, and consumers. We market our business over the Internet and through various strategic partners and distributors. We target both the business owner and consumer who wants a presence on the World Wide Web, but who do not have the skill or expertise to build and maintain that presence.

RESULTS OF OPERATIONS

         Since our inception in June 1997, we have engaged principally in the development of the technology and activities related to the commencement of our business operations. Accordingly, our historical results of operations are not indicative of, and should not be relied upon as an indicator of, our future performance. In September 2000 we made significant changes to our business model, moving from personal computer sales and distribution to an offering composed primarily of provision of customized web sites for small to medium-sized businesses and consumers. We are in the preliminary stages of executing this new business model.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

         Revenues. Revenues for the nine months ended September 30, 2000 were approximately $1.9 million, a 29.6% decrease from revenues of approximately $2.7 million for the nine months ended September 30, 1999. Revenues decreased during this period as a result of a decrease in average sales price per unit.

         Cost of Product Sales. Cost of products were approximately $1.5 million for the first nine months of 2000, a decrease of 34.8% from cost of product sales of approximately $2.3 million for the first nine months of 1999. We were able to lower our product costs during the first nine months of 2000 as a result of decreasing computer chip prices and other hardware costs.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $1.2 million for the first nine months of 2000, an increase of 9% from selling, general and administrative costs of approximately $1.1 million for the first nine months of 1999. These expenses increased primarily as a result of increased costs for additional personnel, accounting and legal services.

         Other Income (Expense). During the nine months ended September 30, 1999, we incurred $375,000 of interest and financing costs related to the July 1999 issuance of our 8% convertible debentures. During the first nine months ended September 30, 2000, we incurred $866,000 for the same reasons.

         Income Taxes. Income taxes will consist of federal, state and local taxes, when applicable. We expect significant net losses for the foreseeable future which should generate net operating loss carry forwards ("NOL"). However, utilization of NOL's is subject to substantial annual limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. We recognized no provision for taxes for the nine months ended September 30, 2000 and 1999 as we generated net losses.

         Net Loss. For the reasons stated above, we incurred a net loss of approximately $1.7 million, or $0.25 per share, for the nine months ended September 30, 2000 compared with a net loss of approximately $993,000, or $0.16 per share, for the nine months ended September 30, 1999.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, we have financed our operations primarily through operations and from the sale of our securities. As of September 30, 2000, we had an accumulated deficit of approximately $4.1 million and cash and cash equivalents of approximately $311,000.

         Net cash used in our operating activities was 291,384 and $1,347,184 for the first nine months of 2000 and the year ended December 31, 1999, respectively. The net cash used in operations during these periods was primarily due to net losses and increases in current assets, offset by increases in accounts payable and accrued liabilities.

      We believe that the net proceeds from recent private sales of securities, financing of the Webcat acquisition, and cash from operations will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, for at least the next 6 months. While we believe that these funds will be sufficient to finance our current needs, we may need to secure additional financing to meet higher-than-expected product sales and additional cash requirements of our new business lines. We may obtain additional funding through the sale of public or private debt and/or equity securities or through securing a bank credit facility. We cannot guarantee that we will be able to obtain additional financing, or that it will be on satisfactory terms. For a description of our 8% and 0% debentures, see "Description of Capital Stock."

      We expect to experience substantial negative cash flow for at least the next several months due to the development of our new web site development and hosting business, including the costs of advertising and marketing associated with these. Our future cash requirements, as well as our revenues, will depend on a number of factors including:

         - the rate at which we develop the infrastructure for our new web site development and hosting business;

         - the rate at which customers purchase our services and products and the pricing of such services and products;

         - the level of marketing required to attract and retain customers and to attain a competitive position in the marketplace;

         -        the success or failure of any joint marketing programs;

         -        the success or failure of our strategic relationships; and

         - the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology.



BUSINESS

         WebCatalyst develops, installs, maintains and hosts customized web sites for small to medium-sized businesses, associations, and consumers. We provide the full range of services to help our customers establish and maintain a presence on the Internet. The pricing of our services includes production of a template web site based on the customers' general requirements and additional customizations to the look and feel of the site to give it the personality the customer desires. In general, we can create an Internet presence for the customer in less than one (1) week after the initial request is made.

         Currently, we have an exclusive relationship with a strategic business partner in the consumer warehouse sales industry. This exclusive relationship provides us with a potential customer base of several hundred thousand consumers and business owners in addition to the customers generated outside of this strategic relationship.

CORPORATE HISTORY

         StupidPC was incorporated in June 1997 in the State of Georgia. In December 1998, we participated in a reverse merger described below with World Net Holdings, Inc., formerly known as Handyphone, Inc.

         Handyphone, Inc., was incorporated under the laws of the State of Florida in May 1996. Handyphone was in the business of providing an informational service link between handicapped and other impaired people in various service, medical, and transportation professionals. On July 11, 1997, Handyphone changed its name to World Net Holdings, Inc.

         In September 1997, Home Alert Security Corporation of Georgia agreed to sell all of its assets to World Net in return for shares of World Net stock. Home Alert Security Corporation of Georgia was in the business of engaging in home automation and security alarm monitoring.

         In November 1998, World Net sold the assets of Home Alert Security Systems to Donald H. Sigler. Later in November 1998, StupidPC and World Net entered into a share exchange agreement whereby World Net issued shares of its common stock to all the shareholders of StupidPC in exchange for all the issued and outstanding stock of StupidPC.

         In December 1998, World Net merged itself into its wholly owned subsidiary, StupidPC. StupidPC issued sufficient shares to effect a one-for-one share exchange for shares of World Net.

         In September of 2000, StupidPC purchased a controlling interest in Webcat Online, Inc., and in October of 2000, changed its name to WebCatalyst, Inc.

INDUSTRY BACKGROUND

         The Internet Industry. During the last five (5) years, the Internet industry has grown rapidly as billions of dollars have been invested by venture capitalists, angel investors, and other institutional investors to fund businesses that exist in part or in total on the Internet. The Internet has become an integral part of a business' sales and marketing, and distribution strategy. Whether a simple web site that merely provides marketing collateral and contact information, or a complex site with e-commerce and other capabilities, the consumer has come to expect that every business will have a presence on the Internet.

         In light of this consumer climate, we see the web site development and hosting business for small and medium-sized businesses is a very fertile area. The trends continue to suggest that, while enterprise-wide solutions are being developed for Fortune 1000 companies by a fairly well-defined group of suppliers, supplying the same services to small and medium-sized businesses is a business segment characterized by fragmentation. We believe that our entry into this arena is well-timed to take advantage of this potential. We also believe that association with a strategic partner is a particularly advantageous in this space because it does not require the expenditure of significant marketing dollars to develop customers.

         Growth of the Internet and Business-to-Consumer e-Commerce. The Internet has emerged as the fastest growing communication medium in history and is dramatically changing how businesses and individuals communicate and share information. International Data Corporation, a leading technology/Internet industry research organization, estimates that over the next four years the number of Internet users worldwide will grow at a compound annual rate of 34.8%, reaching 320 million in 2002 from 97 million in 1998. The widespread acceptance of the Internet as a business communication platform has created opportunities for business-to-business electronic commerce that enables organizations to streamline processes, lower costs and improve productivity.

         We believe that the potential economic benefits of the Internet have driven and should continue to drive the growth in online commerce, including business-to-consumer or person-to-person electronic commerce. According to Forrester Research, U.S. consumers will spend $184 billion online by 2004, an increase from $20 billion in 1999.

STRATEGY

         As part of our operating strategy, we will endeavor the following:

         Enhance Web Site Development and Hosting Customer Base. We will increase the number of customers for the Webcat Online web development and hosting business. We intend to do this in the near term by satisfying the strategic relationships which Webcat Online has developed. We will market our services by placing direct links on the web sites of key strategic partners and providing simple means for customers to buy our services.

         Expansion of Web Service and Product Offering. We intend to expand our capabilities to support a broad customer base. Whereas our initial target market is small to medium businesses and consumers who have little or no Internet presence, we plan to grow the depth and sophistication of our services to support second and third generation web site development as our customers request more complex web offerings to serve their clients.

PRODUCTS AND SERVICES

         We are totally committed to customer satisfaction and currently provide our web site and hosting services based on a high value, low cost model, with a reasonable amount of customization to produce the customer's "look and feel" on a turnkey basis. The service center for this business is located in Dallas, Texas, where five (5) developers acquire the initial information from potential customers and then proceed to develop the sites in cooperation with the customers. The fees for these services depend upon how many web pages are required and are billed on a flat fee basis. We receive continuing revenue from hosting these sites and invoice the customers monthly for a sum which varies with the size of the site. We do not require any raw materials for the production of the web sites and maintain sufficient design software and office infrastructure to operate this business without significant expansion requirement for the next twelve (12) to eighteen (18) months.

SALES AND MARKETING

         Our strategic partners will be our most effective advertisers of our web site development and hosting services. Additionally, we will have our own web site through which potential customers can contact and contract with us. We will have banner ad placements and direct hyperlinks on our strategic partners' sites. We will also have targeted advertising campaigns on the Internet and through direct mail distribution by our strategic partners.

QUALITY ASSURANCE AND CUSTOMER SERVICE

         We develop our web sites using state of the art technology and a proven web site development platform. Our web sites will be fully tested prior delivery to the customer. We will offer live customer support during normal business hours to address bugs or operational problems as well as online help on a 24x7 basis.

         We will offer hosting services to host the web site and keep it operational. We have our own hosting center with state of the art technology and physical security to protect the servers on which the web sites reside.

         We are committed to delivering a quality product and maintaining and hosting the product because we see the value in both retaining customers for repeat business and finding new ones.

COMPETITION

         In the web site development and hosting business, we have a significant number of competitors from large companies like EDS and IBM, in addition to hundreds of smaller local firms in several cities around the country servicing small to medium-sized firms. Many of these companies have substantially greater financial, sales, marketing, technical and other competitive resources than we do. As a result, these competitors may be able to devote greater resources than we can to the sale and service of web site development and hosting products services. Some of these companies, by themselves, have the economic power to control prices and the technical expertise to develop and bring to market improved versions of existing products long before they become available to us. Our market share represents a small percentage of the market. We believe that existing competitors and web site developers are likely to expand their product and service offerings and that new competitors are likely to enter the market and attempt to integrate electronic commerce and other services, resulting in greater competition for us.

INTELLECTUAL PROPERTY RIGHTS

         We seek to protect our proprietary rights by obtaining nondisclosure and confidentiality agreements from our employees and consultants and by having our customers sign contracts that delineate our proprietary rights. We protect our intellectual property through cease and desist letters to potential infringers. We have trademark registrations for "StupidPC", and a pending application for "StudentPC." None of our principal products enjoys patent protection.

EMPLOYEES

         In Dallas, Texas, at the web site development and hosting site, we employ five (5) service provider/developers and two (2) employees in administration. In Atlanta, we employ an administrative manager.

FACILITIES

         We currently occupy space under a lease which expires on March 31, 2001, approximately 6,525 square feet in an office/warehouse building which we use for operations of our subsidiary, Webcat Online, Inc. This lease provides for an annual rent of $26,150. This lease is renewable.

GOVERNMENT REGULATION

         Few laws or regulations currently are directly applicable to access to or commerce on the Internet and we are not subject to direct government regulation, other than regulations applicable to businesses generally. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet. A number of legislative and regulatory proposals relating to Internet commerce are under consideration by federal, state, local and foreign governments and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, pricing, quality of products and services and intellectual property ownership. There is also uncertainty as to how existing laws will be applied to the Internet in areas such as state and local sales tax, property ownership, copyright, trademark, trade secret, obscenity and defamation.

LEGAL PROCEEDINGS

         From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

         Gary German v. WebCatalyst, Inc., Superior Court of Gwinnett County Civil Action File No. 99-A-5697-4. Gary German was one of our co-founders, and is a former officer, director and shareholder. Mr. German filed suit against us seeking to exercise stock options previously granted to him. We were granted summary judgment against Mr. German in this matter on August 2, 2000 and no appeal was filed.

         Highwoods Realty Limited Partnership v. StupidPC, General Court of Justice, District Court Division, Forsyth County, Case No. 00 CVD 7431. In September, 2000, a default judgment was granted in a dispossessory action in Charlotte, North Carolina, in the amount of $115,522.25. Since the entry of default, however, the parties have initiated settlement discussions whereby we hope to resolve all claims for a portion of the judgment amount. Accordingly, we are unable to predict with precision on the likelihood of an unfavorable result from this dispute.

         International Electronic Technology of Georgia, Inc. v. StupidPC, Inc.; Magistrate Court of Fulton County, Civil Action File Nos. 00M15848 and 00M15849. In two related suits, International Electronic Technology of Georgia, Inc. ("IET") contends that we owe them $13,324 and $11,647.50 for computer equipment. On February 2, 2001. A default judgment against us was entered on February 2, 2001, for the amounts listed above. Since the entry of the default, however, the parties have initiated settlement discussions whereby we hope to resolve all claims for a portion of the judgment amount. Accordingly, we are unable to predict with precision the likelihood of an unfavorable result.

         StupidPC, Inc. v. Jay Hansen; Magistrate Court of Dekalb County; Civil Action File No. 00M75702. We initiated this suit on account against Mr. Hansen, a former employee, in August 2000, seeking reimbursement for computer equipment ordered by Mr. Hansen. We sought damages in the amount of $1,339.82, plus interest, costs and attorneys' fees. Mr. Hansen filed a counterclaim against us seeking $2,923.07 in unpaid wages and $600.00 in expenses that we allegedly failed to reimburse. Judgment was entered against us in September 2000 for an amount between $1,000.00 and $1,200.00.

         Supercom, Inc. v. StupidPC Foundation, Inc.; State Court of Cherokee County; Case No. 01-SC-0067. Supercom is seeking to recover $33,439, plus interest, for computer parts sold to StupidPC. The Foundation owns no assets, does not engage in any business, and is not a proper party to this action, as it did not purchase the subject equipment. We are not identified as a party to this action. Assuming Supercom is unable to obtain judgment against the Foundation, it is uncertain at this time whether it will pursue its alleged claims against us. In the event an action is brought against us, we believe that we have a valid counterclaim against Supercom in the principal amount of $35,207.00. Given the fact that we have not yet been sued, and given our prospective counterclaims if suit is filed against us, at this point we are unable to predict with precision the likelihood of an unfavorable result from this dispute.

         Teg Micro Technology, Inc. v. StupidPC Foundation, Inc.; State Court of Cherokee County, Case No. 01-SC-0120. This is an action by Teg Micro Technology, Inc. ("Teg") against the Foundation seeking to recover $9,447.30, plus interest and attorneys' fees, for computer parts sold to StupidPC. The Foundation is not a proper party to this action, as it did not purchase the subject equipment. We are not identified as a party to this action. Assuming Teg is unable to obtain a judgment against the Foundation, it is uncertain at this time whether it will pursue its alleged claims against us. Accordingly, at this point we are unable to predict with precision the likelihood of an unfavorable result from this dispute.

         We are not a party to any other material legal proceedings.

                                   MANAGEMENT

         The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

NAME                      AGE     POSITION
----                      ---     --------

Mark Popkin ........      43     Managing Agent

Max Povolotsky .....      28     Director

Bernie Kraft .......      59     President of Webcat Online subsidiary

Joseph Sexton ......      50     Senior Technologist of Webcat Online subsidiary

         Mark Popkin is currently serving as Managing Agent of the Company while we search for a permanent CEO and President. In addition to acting as Managing Agent of the company, Mr. Popkin is an attorney in private practice in Atlanta, Georgia. His primary areas of practice are individual and corporate income tax, in which he has over 15 years of experience.

         Max Povolotsky was appointed as sole Director of WebCatalyst on February 8, 2001 to fill the vacancy left by Mr. Brannon. Mr. Povolotsky currently is a Senior Vice President & Director with First Atlanta Securities in Atlanta, Georgia. From November 1995 through July 1999, Mr. Povolotsky was Vice President of JW Genesis Securities, Inc. From 1991 to November 1995, Mr. Povolotsky was a Vice President at Josephthal & Co., a NYSE firm with over 25 offices nationwide.

         Mr. Bernie Kraft was hired by WebCatalyst on October 1, 2000, to continue as President of Webcat Online, Inc. Mr. Kraft had served as the President of Webcat Online for two years prior to our recent acquisition of the controlling interest. Prior to becoming President of Webcat Online, Mr. Kraft garnered senior level management and marketing experience while serving as President of three start-up companies, including Interactive Golf Services and College Sports Communications. Mr. Kraft has successfully handled a wide variety of marketing situations involving businesses as diverse as publishing, consumer packaged goods, and sophisticated computer technology.

         Mr. Joe Sexton was hired by Webcat Online, Inc. as its Senior Technologist. Mr. Sexton has an extensive career spanning 29 years in the field of systems design, development, and integration, as well as providing vision consulting relating to the Internet industry. Prior to joining Webcat Online, Mr. Sexton served as a principal in Sexton and Associates, a firm focused on designing and developing advanced computer systems and networks based upon parallel processing and ATM networks. Mr. Sexton has also served as Director of Telecommunications at Washington University Medical Center, Director of Communications, Planning and Advanced Technology at The Associates/Ford Motor Corp., and Regional Telecommunications Manager at FMC Corporation - Field Experimental Center.

         Other than the aforementioned people, we have no other executive officers or directors. Our directors serve one-year terms until elections are held at each annual meeting of shareholders. Our board of directors elects executive officers on an annual basis. Executive officers hold their offices until the next annual meeting of shareholders or until their successors are duly elected and qualified. There are no family relationships among any of our executive officers or directors. Under our agreement to purchase a controlling interest in Webcat Online, we have agreed to elect two additional members to the Board of Directors at our next annual shareholders meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

         There are currently no committees of our board of directors.

EXECUTIVE COMPENSATION

         The following table provides all compensation awarded to, earned by or paid for services rendered to us in all capacities during the fiscal year ended December 31, 2000 by our Chief Executive Officer, Stephen B. Brannon, and the President of our subsidiary Webcat Online, Bernie Kraft.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                            ANNUAL COMPENSATION            ------------
                                                   ------------------------------------     SECURITIES
NAME AND PRINCIPAL POSITION                         SALARY        BONUS    OTHER ANNUAL     UNDERLYING      ALL OTHER
---------------------------                                                COMPENSATION     OPTIONS(#)    COMPENSATION
                                                   ---------      -----    ------------    ------------   -------------

Stephen B. Brannon ........................        $  50,000        --          --          1,802,750          --
    President and Chief Executive Officer

Bernie Kraft ..............................        $  96,000                                  175,000
      President of WebCat Online, Inc. ....

EMPLOYMENT AGREEMENTS

         Mr. Kraft has an Employment Agreement, which is attached as Exhibit
10.9.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

         Our Articles of Incorporation provide that no director shall be personally liable to us or any of our shareholders for any breach of the duties as a director, except in cases of:

                  - appropriations of business opportunities in violation of a director's duties;

                  - knowing or intentional misconduct or violation of law;

                  - liability for approving illegal or improper distributions under the Georgia Code or our articles; and

                  - liability for any transaction in which a director receives an improper personal benefit.

         In addition, our articles provide that if the Georgia Business Corporation Code is ever amended to allow for greater elimination of liability of directors than presently permitted, the directors will be relieved from liabilities to the fullest extent provided by the Georgia Code, as amended. No further action by our board of directors or shareholders is required, unless the Georgia Code provides otherwise.

         We have entered into indemnification agreements with our sole director and officer that provide him with similar rights to indemnification and contribution.

 PRINCIPAL AND SELLING SHAREHOLDERS

         As of February 8, 2001, there were approximately 92 record owners of our common stock. The following table sets forth information on the beneficial ownership of our outstanding common stock as of the date of this prospectus by:

         - each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

         -        our sole director and executive officers; and

         -        our directors and executive officers as a group.

(1) Except as indicated, each shareholder's address is in care of WebCatalyst at 10515 King William Drive, Dallas, Texas 75220. The right to acquire column in the table reflects all shares of common stock that each shareholder has the right to acquire through the exercise of options or warrants or conversion of convertible debentures within 60 days of the date of this prospectus. Under SEC rules, options or warrants in the right to acquire column are deemed to be outstanding and to be beneficially owned by the shareholder holding the options or warrants when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder. Except for a shareholder who has options disclosed in the Right to Acquire column, the information below is calculated based on 17,216,150 shares of common stock outstanding and assumes that all remaining 8% debentures will be converted at a conversion price of $.1958 and all remaining 0% debentures will be converted at a conversion price of $.1289, which would have been the conversion prices on February 9, 2001.


                                                       NUMBER OF                              PERCENTAGE
NAME OF BENEFICIAL OWNER                              SHARES OWNED      RIGHT TO ACQUIRE  BENEFICIALLY OWNED
------------------------                              ------------      ----------------  ------------------

Donald Sallee(1) ............................           2,284,614           4,878,485           32.17%
Truco Enterprises, Inc.(2) ..................           1,795,200           1,275,796           16.46%
Paul Mannion(3) .............................             701,232           2,442,543           15.85%
Andrew Reckles(3) ...........................           1,932,207             843,544           15.23%
AMRO International, S.A.(4) .................                   0           1,891,675            9.90%
Thomas L. Shields(5) ........................             232,207           1,239,200            7.90%
Bernard Kraft ...............................              25,000             150,000            1.00%
Mark Popkin(6)...............................             180,000                   0            1.04%
Max Povolotsky(7) ...........................              90,000                   0            0.52%
Joseph Sexton ...............................                   0                   0            0.00%

All directors and executive officers
as a group (4 people)........................                                                    2.56%


---------------
(1)      Mr. Sallee's address is 1360 Peachtree Street, Suite 100, Atlanta, GA
         30309.
(2) Truco Enterprises, Inc.'s address is 10515 King William Drive, Dallas, TX 75220.
(3) Mr. Mannion and Mr. Reckles can be contacted c/o Union Atlantic Capital LLC, 1215 Hightower Trail, Suite B-220, Atlanta, GA 30350.
(4) AMRO International, S.A.'s address is c/o Ultra Finanz AG, Grossmensterplatz 6, Zurich CH-8022, Switzerland.
(5)      Mr. Shields' address is 1750 W. Sussex, Atlanta, GA 30306.
(6)      Mr. Popkin's address is 1215 Hightower Trail, Suite B-100, Atlanta,
         GA 30350.

(7) Mr. Povolotsky's address is 5500 Interstate North Parkway, Suite 515, Atlanta, GA 30328.

         The following table sets forth:

-        the names of the selling securityholders;
- the number of shares of common stock beneficially owned by each selling securityholder as of the date of this prospectus;
-        the number of shares that each may offer; and
- the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares offered are sold.

         The number of shares sold by each selling securityholder may depend upon a number of factors, including, among other things, the market price of the common stock. Except for Bernie Kraft, David Silver, Roy Truitt and Truco Enterprises, Inc. ("Truco"), none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Bernie Kraft is the current President of the Webcat Online, Inc. ("Webcat"), a subsidiary of the Company. Truco is a 49% shareholder in Webcat and is also currently under a Consulting Agreement with the Company for services rendered in relationship to the business of Webcat. David Silver is President of Truco, Roy Truitt is CEO of Truco and both Mr. Silver and Mr. Truitt are 50% shareholders of Truco. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.

         Except as otherwise stated, calculated based upon 17,216,150 shares of common stock outstanding.


                                                            SHARES OF               SHARES OF             SHARES OF
                                                           COMMON STOCK              COMMON              COMMON STOCK
                                                       BENEFICIALLY OWNED         STOCK OFFERED       BENEFICIALLY OWNED
                                                         BEFORE OFFERING             IN THE             AFTER CLOSING
                                                     ------------------------       OFFERING          ------------------
                                                                                    ---------

NAME OF SELLING
SECURITYHOLDER                                        NUMBER          PERCENT        NUMBER            NUMBER   PERCENT
---------------                                      ---------        -------       ---------          ------   -------

Donald Sallee(1)(2)(7)(13)                           7,163,102         32.17%       7,163,102             0        --

Truco Enterprises, Inc.(1)                           3,070,995         16.46%       3,070,995             0        --

Paul Mannion, Jr.(1)(8)(13)                          3,143,775         15.85%       3,143,775             0        --

Andrew Reckles(1)(11)(13)                            2,775,751         15.23%       2,775,751             0        --

AMRO International, S.A.(3)                          1,910,354          9.90%       1,910,354             0        --

Wadsworth Ventures                                   1,700,000          9.78%       1,700,000             0        --

Thomas Shields(1)(13)                                1,471,406          7.90%       1,471,406             0        --

Esquire Trade and Finance, Inc.(3)                     735,312          4.06%         735,312             0        --

Kimberly Reckles                                       700,000          4.03%         700,000             0        --

Austinvest Anstalt Balzers(3)                          684,240          3.79%         684,240             0        --

David L. Silver(9)(13)                                 633,320          3.55%         633,320             0        --

Roy L. Truitt(10)(13)                                  633,320          3.55%         633,320             0        --

River Rapids, Ltd.                                     550,000          3.16%         550,000             0        --

Cole P. Mannion                                        200,000          1.15%         200,000             0        --

Paul Mannion, III                                      200,000          1.15%         200,000             0        --

Sallee Investments LLP                                 500,000          2.88%         500,000             0        --

Union Atlantic Capital                                 493,000          2.84%         493,000             0        --

VFinance, Inc.(12)                                     500,000          2.80%         500,000             0        --

David L. Silver IV 2000 Gen. Skip Ex. Tr.              200,000          1.15%         200,000             0        --


David L. Silver III 2000 Gen. Skip Ex. Tr.             200,000          1.15%         200,000             0        --


Michelle L. Silver 2000 Gen. Skip Ex. Tr.              200,000          1.15%         200,000             0        --


Roy L. Truitt 2000 Gen. Skip. Ex. Tr.                  200,000          1.15%         200,000             0        --

Tiffany L. Truitt 2000 Gen. Skip. Ex. Tr.              200,000          1.15%         200,000             0        --


Tye W. Truitt 2000 Gen. Skip. Ex. Tr.                  200,000          1.15%         200,000             0        --

Mark Popkin                                            180,000          1.04%          80,000       100,000        --

Bernie Kraft(4)                                        175,000          1.00%         175,000             0        --

Piedmont Consulting, Inc.(5)                           110,000             *          110,000             0        --

Max Povolotsky                                          90,000             *           90,000             0        --

Gerald Sullivan(6)                                      50,000             *           50,000             0        --

Red Hot Law Group of Ashley, LLC                        50,000             *           50,000             0        --

Minerva Asset Management Ltd.(3)                         9,167             *            9,167             0        --

Scott Financial Ltd.(3)                                 46,316             *            9,167        37,149         *


---------------
* Represents less than 1%

(1) Includes shares into which the debentures may be converted, based upon a conversion price of the lesser of 75% of Market Price, as defined in the debenture, or $0.50 per share. Assumes a conversion price of $0.1289, which would have been the conversion price as of February 9, 2001. Also includes warrants that are exercisable at an exercise price of $0.40 per share which may be reduced to $0.20 per share if the common stock does not close at $0.75 or higher for five consecutive trading days during the term of the Warrant.
(2) Also includes warrants that are exercisable at an exercise price of $0.4375 per share and warrants that are exercisable at $0.5625 per share.
(3) Includes shares into which 8% convertible debentures may be converted, based upon a conversion price of the lesser of 80% of Market Price, as defined in the debenture, or $0.20 per share. Assumes a conversion price of $0.1958, which would have been the conversion price as of February 9, 2001. Also includes warrants that are exerciseable at a price of $5.50 per share. The debentures are not convertible for any number of shares of common stock in excess of that number which would render a selling securityholder the beneficial owner of more than 9.9% of the then issued and outstanding shares of common stock.
(4) Includes 25,000 shares issued as part of an employment agreement with the Company. Also includes warrants that are exercisable at an exercise price of $0.32 per share.
(5) Includes warrants that are exercisable at an exercise price of $1.00 per share.
(6) Includes warrants that are exercisable at an exercise price of $3.00 per share.

(7) Includes 5,000 shares owned by Sallee Investments LLP, of which Mr. Sallee is 1% owner as General Partner.
(8) Includes 400,000 shares owned by Mr. Mannion's children for which Mr. Mannion is the beneficial owner. Does not include 1,700,000 shares owned by Wadsworth Ventures, of which Mr. Mannion is General Partner, as to which shares Mr. Mannion disclaims beneficial ownership.
(9) Does not include 600,000 shares of common stock held in irrevocable trusts held for the benefit of Mr. Silver's children, as to which shares Mr. Silver disclaims beneficial ownership.
(10) Does not include 600,000 shares of common stock held in irrevocable trusts held for the benefit of Mr. Truitt's children, as to which shares Mr. Truitt disclaims beneficial ownership.
(11) Includes 700,000 shares owned by Mr. Reckles' spouse.
(12) Includes warrants that are exerciseable at $0.40 per share.
(13) Includes warrants that are exerciseable at $0.20 per share.

         We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to them. We will pay the fees and expenses in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel.

         In addition, we have agreed to indemnify the selling securityholders, underwriters who may be selected by the selling securityholders and certain affiliated parties, against various liabilities, including liabilities under the Securities Act, in connection with the offering. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against various liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person controlling the company, against various liabilities, including liabilities under the Securities Act. We have been informed that in the opinion of the SEC indemnification for various liabilities under the Securities Act is against public policy and is unenforceable.

                              CERTAIN TRANSACTIONS

         In November 1998, we completed a merger with and into World Net Holdings, Inc. The merger was a reverse acquisition and is accounted for as a recapitalization of StupidPC with StupidPC as the acquirer. In the merger, World Net issued 4,000,000 common shares for all of the outstanding common shares of StupidPC. In addition, the shareholders of StupidPC were granted 2,000,000 options to purchase common stock of StupidPC at $0.20 per share. These options vested immediately upon the merger and were granted to shareholders in proportion to their original ownership in StupidPC. The options expire in November 2003.

         Bart Brannon, who was the sole officer and director and principal shareholder at the time of the transaction, received 3,280,524 shares and 1,802,757 options from the merger. Other principal shareholders who received shares were Donald H. Sigler, who received 848,521 shares, and Gary L. German, who received 268,017 shares. In December 1998,

World Net merged itself into its wholly-owned subsidiary, StupidPC, as part of a one-for-one share exchange.

         StupidPC was incorporated in May 1997 and commercial operations began in September 1997. The promoters of StupidPC were Bart Brannon and Gary
L. German. At the time of incorporation, Mr. German was our Chief Executive Officer and a director and Mr. Brannon was our President, Secretary and a director. Each of these individuals received 2,550,000 shares of StupidPC common stock upon our incorporation. Other than salary and benefits paid to these individuals and the shares disclosed above, none of these individuals has received or will receive anything else of value directly or indirectly from StupidPC. StupidPC has also received a verbal representation from Mr.
Sigler that neither he nor John Giardina, the promoters of World Net, received anything of value directly or indirectly from World Net other than salary and benefits.

         Pursuant to a Purchase and Sale Agreement between Webcat, Truco and StupidPC, dated September 29, 2000, the Company acquired from Truco 51% of the outstanding common stock of Webcat, a Texas corporation in the business of building and hosting web sites for small to medium size businesses, national associations, government entities, minority vendors and consumers.

         In consideration for the Webcat stock and the cancellation of approximately $500,000 of Webcat's indebtedness, Truco received from the Company (i) 870,000 shares of StupidPC's Common Stock, no par value; and (ii) a warrant for the purchase of 500,000 shares of StupidPC's Common Stock at $1.00 per share; and (iii) $200,000. In addition, StupidPC agreed to lend Webcat $250,000 for working capital, for which StupidPC received a $250,000 demand note from Webcat. The purchase price was determined through arms-length negotiations between the parties.

         Upon the closing of the acquisition, StupidPC and Truco, which after the acquisition own, respectively, 51% and 49% of Webcat, entered into a Shareholders Agreement which imposes certain restrictions on the transfer by either party of their stock in Webcat, and provides for a right of first refusal in favor of the other party in the event of a third party offer. Prior to the acquisition, StupidPC had no material relationship with Webcat or Truco.

         StupidPC financed the acquisition through the issuance of convertible debentures in an aggregate principal amount of $675,000 and warrants to purchase an aggregate of 2,227,500 shares of the Company's Common Stock. Upon closing of this transaction, StupidPC changed its name to WebCatalyst, Inc.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


         Our authorized capital stock consists of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of the date of this prospectus, 17,386,150 shares of common stock were outstanding held of record by approximately 93 shareholders, and no shares of preferred stock were outstanding.


COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record for matters on which they are entitled to vote. There are no sinking fund provisions or any cumulative voting, preemptive, redemption or conversion rights applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any shares of the Series A preferred stock and of any other series of preferred stock that our board of directors may designate from time to time in the future. Subject to the preference rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends and other distributions, if any, as the board of directors may declare out of funds legally available for that purpose. Subject to the rights of the holders of any outstanding shares of preferred stock, on the liquidation, dissolution or winding up of WebCatalyst, holders of common stock are entitled to share ratably in all assets of WebCatalyst after the payment of its debts and other liabilities, subject to the rights of holders of preferred stock. The outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         Our Board of Directors has the authority under our Articles of Incorporation, without the approval of or any action by the shareholders, to issue up to 5,000,000 shares of preferred stock in such series and with such preferences, powers, limitations and relative rights as the board of directors may determine from time to time. The terms of the voting, conversion, dividend, liquidation, preemptive and redemption rights and preferences, and other qualifications, powers and privileges conferred upon the holders of any preferred stock, may be more favorable than those granted to holders of common stock. The designation of any preferred stock with greater rights, privileges and preferences than those applicable to the common stock may adversely affect the voting power, market price and other rights and privileges of the common stock, and may hinder or delay the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of WebCatalyst, some or all of which the holders of common stock may desire.

CONVERTIBLE DEBENTURES

         1. In September 2000, we sold $675,000 convertible debentures to four of the selling securityholders. These debentures carry an interest rate of 0% per year and are due on February 18, 2001.

         At any time, the selling securityholders may convert the debentures into shares of our common stock. The conversion price is equal to the lesser of 75% of the Market Price of our common stock on the conversion date or $0.50. The Market Price on any given date means the average of the three lowest closing bid prices of the common stock on any trading day during the twenty two trading day period ending on the trading day immediately prior to the date for which the market price is to be determined. The debentures are secured by 90% of the Company's 51% interest in WebCat.

         The debentures provide for a conversion price that equals the lesser of $0.50 or 75% of the Market Price. On February 9, 2001, the conversion price would have been $0.1289 per share. As of February 9, 2001, the table below sets forth the number of shares and the percentages of our common stock that the holders of the debentures would own if they elect to convert the entire $675,000 of debentures. The table assumes a conversion price of $0.1289 per share and then prices of $0.0967, $0.0645 and $0.0322, which prices represent a 25%, 50% and 75% decline, respectively, in the conversion price from the current conversion price of $0.1289. The percentages are based on 17,216,150 shares of our common stock outstanding (not including other options, warrants or convertible debentures) on the date of this prospectus.

PERCENTAGE  DECLINE                                                               PERCENTAGE OF
IN CONVERSION PRICE    ASSUMED CONVERSION PRICE   SHARES OF COMMON STOCK     OUTSTANDING COMMON STOCK
-------------------    ------------------------   ----------------------     ------------------------

         --                     $0.1289                  5,236,618                    23.32%

         25%                    $0.0967                  6,980,352                    28.85%

         50%                    $0.0645                 10,465,116                    37.81%

         75%                    $0.0322                 20,962,733                    54.91%

         As part of the sale of the debentures, certain of the selling securityholders received warrants to purchase up 2,227,500 shares of our common stock. The exercise price of these warrants is initially $0.40 per share. If, from the effective date of the registration of the shares underlying the warrant, until February 18, 2001, the common stock of the Company has not closed for five (5) consecutive trading days at a price equal to or greater than $0.75 per share, the Exercise Price shall be reset to $0.20 per share. The warrants are immediately exercisable and expire on September 18, 2005.

         2. On January 1, 2001, we sold $205,000 convertible debentures to two of the selling securityholders. These debentures carry an interest rate of 0% per year and are due on September 18, 2001. At any time, the selling securityholders may convert the debentures into shares of our common stock. The conversion price is equal to the lesser of 75% of the Market Price of our common stock on the conversion date or $0.50. The Market Price on any given date means the average of the three lowest closing bid prices of the common stock on any trading day during the twenty two trading day period ending on the trading day immediately prior to the date for which the market price is to be determined.

         The debentures provide for a conversion price that equals the lesser of $0.50 or 75% of the Market Price. On February 9, 2001, the conversion price would have been $0.1289 per share. As of February 9, 2001, the table below sets forth the number of shares and the percentages of our common stock that the holders of the debentures would own if they elect to convert the entire $205,000 of debentures. The table assumes a conversion price of $0.1289 per share and then prices of $0.0967, $0.0645 and $0.0322, which prices represent a 25%, 50% and 75% decline, respectively, in the conversion price from the current conversion price of $0.1289. The percentages are based on 17,216,150 shares of our common stock outstanding (not including other options, warrants or convertible debentures) on the date of this prospectus.


PERCENTAGE  DECLINE                                                      PERCENTAGE OF
IN CONVERSION PRICE ASSUMED CONVERSION PRICE SHARES OF COMMON STOCK OUTSTANDING COMMON STOCK
------------------- ------------------------ ---------------------- ------------------------
        --                  $0.1289                  1,590,380                 8.47%
------------------- ------------------------ ---------------------- ------------------------
        25%                 $0.0967                  2,119,959                10.96%
------------------- ------------------------ ---------------------- ------------------------
        50%                 $0.0645                  3,178,295                15.58%
------------------- ------------------------ ---------------------- ------------------------
        75%                 $0.0322                  6,366,460                27.00%
------------------- ------------------------ ---------------------- ------------------------

                  As part of the sale of the debentures, certain of the selling securityholders received warrants to purchase up 615,000 shares of our common stock. The exercise price of these warrants is initially $0.40 per share. If, from the effective date of the registration of the shares underlying the warrant, until September 18, 2001, the common stock of the Company has not closed for five (5) consecutive trading days at a price equal to or greater than $0.75 per share, the Exercise Price shall be reset to $0.20 per share. The warrants are immediately exercisable and expire on September 18, 2005.

CERTAIN PROVISIONS OF OUR BYLAWS AND GEORGIA LAW

         Number, Term and Removal of Directors. Our bylaws provide that the number of directors is set by resolution of the board of directors in accordance with our bylaws. Currently, we have one director. Upon a vacancy created in the board of directors, a successor or new director may be appointed by the affirmative vote of a majority of the directors then in office.

         Special Shareholder Meetings. Our bylaws provide that special meetings of shareholders or a class or series of shareholders may be called at any time by the board of directors, the chairman of the board or our chief executive officer, and that such meetings shall be called upon the written request of the holders of shares representing at least 25% of the votes entitled to be cast on each issue presented at such meeting.

         Georgia Anti-Takeover Statutes. Some provisions of the Georgia Business Corporation Code may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in his best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price for shares the shareholder holds.

REGISTRATION RIGHTS

         There is no one, other than the selling securityholders listed herein, currently entitled to registration of their shares under the Securities Act.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Holladay Stock Transfer, Inc., Phoenix, Arizona.

SHARES ELIGIBLE FOR FUTURE SALE


         Sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock and adversely affect our ability to raise capital at times and on terms favorable to us. Of the 33,038,324 shares outstanding as of the date of this prospectus, including shares to be issued on the conversion of the 8% debentures, assuming a conversion price of $0.1958 per share, shares to be issued on the conversion of the 0% debentures, assuming a conversion price of $0.1289 per share and exercise of the warrants and options whose underlying shares are being registered with this prospectus, the shares of common stock offered by this prospectus and an additional 4,833,248 shares of common stock will be freely tradeable without restriction in the public market unless such shares are held by affiliates. An affiliate of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.


         The remaining shares of common stock to be outstanding after the offering are "restricted securities" under the Securities Act of 1933 and may be sold in the public market upon the expiration of certain holding periods under Rule 144, subject to the volume, manner of sale and other limitations. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an affiliate, as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:


         - one percent of the then outstanding shares of our common stock (approximately 173,862 shares immediately following the offering), or


         - (if our common stock trades on the Nasdaq Stock Market or other stock exchange) the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is deemed not to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

         We cannot estimate the number of shares that will be sold under Rule 144, since this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. A limited public market for our common stock exists, but we cannot assure you that a significant public market for the common stock will develop or be sustained. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock.

         Any employee or consultant of WebCatalyst who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions. In either case, sales may be made under Rule 701 beginning 90 days after the date of this prospectus.

         In addition, some shareholders have registration rights with respect to their shares of common stock and common stock equivalents. See "Description of Capital Stock -- Registration Rights" and "Risk Factors -- We may have substantial sales of our common stock after the offering."

                              PLAN OF DISTRIBUTION

         The selling securityholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq over-the-counter bulletin board, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to the following types of transactions:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

     - face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

         Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, are acting as principal or agent for the selling securityholders, the compensation to be received by underwriters who may be selected by the selling securityholders, or any broker-dealer, acting as principal or agent for the selling securityholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

                                  LEGAL MATTERS

         Red Hot Law Group of Ashley LLC, Atlanta, Georgia has passed upon certain legal matters regarding the shares offered by this prospectus.

                                     EXPERTS

         The financial statements included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Grant Thornton LLP, independent public accountants, as indicated in their reports with respect to the financial statements. These financial statements and the information derived from the report referenced in them are included in this prospectus in reliance upon the authority of Grant Thornton LLP as an expert in giving these kinds of reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus about any contract or other document referred to are not necessarily complete, and in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and registration statements and other information electronically filed with the SEC.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                     ASSETS

                                                                          September 30,         December 31,
                                                                              2000                  1999
                                                                          -------------         ------------
CURRENT ASSETS
   Cash and short-term investments                                         $   310,929           $     2,857
   Trade accounts receivable                                                   168,564               112,993
   Inventories                                                                 211,762               148,055
   Prepaid expenses and other current assets                                     3,015                19,376
                                                                           -----------           -----------

       Total current assets                                                    694,270               283,281

PROPERTY AND EQUIPMENT - AT COST
   Office furniture and equipment                                              165,888                74,623
   Vehicles                                                                     55,482                55,482
                                                                           -----------           -----------
                                                                               221,370               130,105
   Less accumulated depreciation                                               (93,847)              (37,626)
                                                                           -----------           -----------

           Net property and equipment                                          127,523                92,479

OTHER ASSETS
   Goodwill, net                                                             1,152,211                    --
   Deferred financing cost                                                     250,518               425,196
   Deposits                                                                      7,075                 7,075
                                                                           -----------           -----------
           Total other assets                                                1,409,804               432,271
                                                                           -----------           -----------

                                                                           $ 2,231,597           $   808,031
                                                                           ===========           ===========

The accompanying notes are an integral part of these statements.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

                                                                          September 30,          December 31,
                                                                              2000                   1999
                                                                          -------------          ------------
CURRENT LIABILITIES
   Current maturities of long term debt                                    $     8,431           $     7,927
   Note payable to officer                                                      35,000                    --
   Note payable to shareholder                                                 113,185                    --
   Notes payable                                                                70,873               100,873
   Trade accounts payable                                                      670,399               387,965
   Accrued expenses                                                            234,694               190,619
   Deferred revenue                                                             50,197                    --
   Convertible debentures                                                    1,099,540                    --
                                                                           -----------           -----------

       Total current liabilities                                             2,282,319               687,384

LONG-TERM DEBT, net of current maturities                                       20,256                18,626

CONVERTIBLE DEBENTURES                                                              --               896,663

SHAREHOLDERS' DEFICIT
   Capital stock (Note E)                                                    4,033,843             1,566,659
   Accumulated deficit                                                      (4,102,571)           (2,361,301)
                                                                           -----------           -----------
                                                                               (68,728)             (794,642)
   Deferred stock compensation                                                  (2,250)                   --
                                                                           -----------           -----------

         Total shareholders' deficit                                           (70,978)             (794,642)
                                                                           -----------           -----------

                                                                           $ 2,231,597           $   808,031
                                                                           ===========           ===========

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                     Three Months
                                                                                  Ended September 30,
                                                                           ---------------------------------
                                                                              2000                  1999
                                                                           -----------           -----------
Revenue
   Product sales                                                           $   415,527           $   883,801
                                                                           -----------           -----------
Costs and expenses
   Cost of product sales                                                       329,284               730,128
Selling, general and
     administrative                                                            238,554               515,741
                                                                           -----------           -----------
                                                                               567,838             1,245,869
                                                                           -----------           -----------
Loss from Operations                                                          (152,311)             (362,068)
Other income (expense)
   Interest income                                                                 199                 2,565
   Interest and financing costs                                               (618,484)             (375,394)
                                                                           -----------           -----------
         Net loss before
           income taxes                                                       (770,596)             (734,897)

Income tax expense (benefit)                                                        --                    --
                                                                           -----------           -----------
         Net loss                                                          $  (770,596)          $  (734,897)
                                                                           ===========           ===========
Net loss per common share
   Basic                                                                   $     (0.10)          $     (0.12)
                                                                           ===========           ===========
   Diluted                                                                 $     (0.10)          $     (0.12)
                                                                           ===========           ===========

Weighted average shares
   Basic                                                                     7,737,127             6,197,337
                                                                           ===========           ===========
   Diluted                                                                   7,737,127             6,197,337
                                                                           ===========           ===========

The accompanying notes are an integral part of these statements.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                      Nine Months
                                                                                    Ended September 30,
                                                                           -----------------------------------
                                                                               2000                   1999
                                                                           ------------           ------------
Revenue
   Product sales                                                           $  1,870,724           $  2,727,455
                                                                           ------------           ------------
Costs and expenses
   Cost of product sales                                                      1,526,266              2,253,134
Selling, general and
     administrative                                                           1,220,301              1,093,828
                                                                           ------------           ------------
                                                                              2,746,567              3,346,962
                                                                           ------------           ------------

Loss from Operations                                                           (875,843)              (619,507)

Other income (expense)
   Interest income                                                                  285                  1,832
   Interest and financing costs                                                (865,712)              (375,394)
                                                                           ------------           ------------
         Net loss before
           income taxes                                                      (1,741,270)              (993,069)

Income tax expense (benefit)                                                         --                     --
                                                                           ------------           ------------
         Net loss                                                          $ (1,741,270)          $   (993,069)
                                                                           ============           ============
Net loss per common share
   Basic                                                                   $      (0.25)          $      (0.16)
                                                                           ============           ============

   Diluted                                                                 $      (0.25)          $      (0.16)
                                                                           ============           ============
Weighted average shares
   Basic                                                                      6,963,697              6,144,726
                                                                           ============           ============
   Diluted                                                                    6,963,697              6,144,726
                                                                           ============           ============

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                                   (Unaudited)

                                                                                                   Deferred
                                          Number of          Capital          Accumulated            stock
                                           shares             stock             deficit           compensation           Total
                                          ---------        -----------        ------------        ------------        -----------
Balance, December 31, 1999                6,236,292        $ 1,566,659        $(2,361,301)        $        --         $  (794,642)

Issuance of stock for services              187,663            310,602                 --                  --             310,602

Conversion of convertible debentures        533,432            344,756                 --                  --             344,756

Exercise of warrants                         40,000             40,000                 --                  --              40,000

Private placement                           830,000            240,000                 --                  --             240,000

Issuance of stock for interest
  and penalties on convertible
  debentures                                376,363            141,136                 --                  --             141,136

Issuance of stock in conjunction
  with acquisition of Webcat
  Online, Inc.                              870,000            340,170                 --                  --             340,170

Issuance of warrants in conjunction
  with acquisition of Webcat,
  Online, Inc.                                   --            500,000                 --                  --             500,000

Issuance of stock to employees                6,000              2,250                 --              (2,250)                 --

Beneficial conversion feature of
  convertible debentures                         --            225,000                 --                  --             225,000

Warrants issued to debenture holders             --            323,270                 --                  --             323,270

Net loss for the period                          --                 --         (1,741,270)                 --          (1,741,270)
                                        -----------        -----------        -----------         -----------         -----------

Balance, September 30, 2000               9,079,750        $ 4,033,843        $(4,102,571)        $    (2,250)        $   (70,978)
                                        ===========        ===========        ===========         ===========         ===========

The accompanying notes are an integral part of this statement.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                      Nine Months
                                                                                   Ended September 30,
                                                                           -----------------------------------
                                                                               2000                   1999
                                                                           ------------           ------------
Cash flows from operating activities:
   Net loss                                                                $ (1,741,270)          $   (993,069)
   Adjustments to reconcile net loss to
     net cash used in operating activities:
       Depreciation and amortization                                            721,425                387,781
       Issuance of stock to employees                                                --                 87,840
       Issuance of common stock for services                                    310,604                     --
       Issuance of common stock for penalties
         and interest in convertible debentures                                 141,136                     --
       Change in assets and liabilities:
         Accounts receivable                                                      3,530                (70,377)
         Inventories                                                            (63,707)               (63,824)
         Prepaid expenses and other current assets                               18,536                   (400)
         Other assets                                                                --                   (300)
         Trade accounts payable                                                 271,503               (393,831)
         Accrued expenses                                                        46,859                    611
                                                                           ------------           ------------
             Net cash used in operating activities                             (291,384)            (1,045,569)
                                                                           ------------           ------------
Cash flows from investing activities:
   Purchase of property and equipment                                           (13,033)               (26,341)
   Cash paid for Webcat Online acquisition,
     net of cash acquired                                                      (233,673)                    --
                                                                           ------------           ------------
             Net cash used in investing activities                             (246,706)               (26,341)
                                                                           ------------           ------------
Cash flows from financing activities:
   Net proceeds (payments) on notes payable                                        (838)                96,090
   Proceeds from issuance of common stock                                       240,000                170,000
   Proceeds from convertible debentures                                         675,000              1,200,000
   Financing costs                                                             (108,000)              (132,500)
   Exercise of warrants                                                          40,000                  4,000
                                                                           ------------           ------------
             Net cash provided by financing activities                          846,162              1,337,590
                                                                           ------------           ------------

Net increase in cash and short-term investments                                 308,072                265,680

Cash and short-term investments at beginning of year                              2,857                 72,540
                                                                           ------------           ------------

Cash and short-term investments at end of year                             $    310,929           $    338,220
                                                                           ============           ============

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                                   (Unaudited)

                                                                                    Nine Months
                                                                                 Ended September 30,
                                                                           ---------------------------------
                                                                              2000                  1999
                                                                           -----------           -----------
Supplemental Schedule of Noncash Investing and Financing Activities

   Conversation of convertible debentures to stock                         $   340,000           $        --

   Stock issued for services                                               $   310,602           $        --

   Stock issued for interest and penalties on convertible
     debentures                                                            $   145,892           $        --

   Stock issued to employees                                               $     2,250           $    87,840

Acquisition of Webcat Online, Inc.

   Fair value of assets acquired                                           $ 1,269,980           $        --

   Cash paid                                                                  (245,554)                   --
   Stock and warrants issued                                                  (840,170)                   --
                                                                           -----------           -----------

   Liabilities assumed                                                     $   184,256           $        --
                                                                           ===========           ===========

The accompanying notes are an integral part of these statements.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

                               September 30, 2000

NOTE A - BASIS OF PRESENTATION

      The interim consolidated financial statements included herein have been prepared by the Company without audit. These statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations, cash flows and changes in stockholders' equity for the periods presented. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the financial statements and disclosures are adequate to make the information not misleading. It is suggested that these financial statements and notes be read in conjunction with the audited financial statements and notes for the year ended December 31, 1999, included in the Form 10-KSB filed by the Company.

NOTE B - ACQUISITION

      Pursuant to a Purchase and Sale Agreement (the "Agreement") between Webcat Online, Inc. ("Webcat"), Truco Enterprises, Inc. ("Truco") and Webcatalyst, Inc. (formerly known as StupidPC) (the "Company") dated September 29, 2000, the Company acquired from Truco 51% of the outstanding common stock of Webcat, a Texas corporation in the business of building and hosting web sites for small to medium size businesses, national associations, government entities, minority vendors and consumers. The consolidated financial statements include the accounts of the Company and Webcat from the date of acquisition. All intercompany transactions and balances have been eliminated in consolidation.

      In consideration for the Webcat stock and the cancellation of approximately $500,000 of Webcat's indebtedness, Truco received from the Company (i) 870,000 shares of the Company's Common Stock, no par value; and (ii) a warrant for the purchase of 500,000 shares of the Company's Common Stock at $1.00 per share; and (iii) $200,000. The warrants are exercisable immediately and expire on September 29, 2010. This acquisition resulted in the Company recording goodwill in the amount of $1,152,211. This goodwill is to be amortized on a straight line basis over 3 years. There was no amortization of goodwill for the three and nine months ended September 30, 2000 as the effective date of the acquisition was September 30, 2000. The cash portion of the acquisition was financed through the issuance of $675,000 of convertible debentures.

      Upon the closing of the acquisition, the Company and Truco, which after the acquisition own, respectively, 51% and 49% of Webcat, entered into a Shareholders Agreement which imposes certain restrictions on the transfer by either party of their stock in Webcat, and provides for a right of first refusal in favor of the other party in the event of a third party offer. Prior to the acquisition, the Company had no material relationship with Webcat or Truco.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

                               September 30, 2000


NOTE C -  CONVERTIBLE DEBENTURES

      8% Convertible Debentures

      On July 31, 1999, the Company issued $1,200,000 of 8% Convertible Debentures due June 30, 2001 (the "8% Debentures"). Proceeds were $1,200,000, less debt issuance costs of $132,500. In addition, the Company issued 120,000 common stock purchase warrants to the holders of the 8% Debentures and 100,000 purchase warrants to a broker of the debenture transaction. The warrants, which expire on July 30, 2002, entitle the holder to purchase one common share of the common stock of the Company at the price of $5.50. The 8% Debentures are convertible into shares of common stock of the Company at the lesser of (i) $6.25 per share or (ii) 80% of the market price of the common stock at the conversion date. The convertible debenture holders converted $50,000 of the 8% debentures into 26,042 shares at a conversion price of $1.92 on October 20, 1999. During the nine months ended September 30, 2000, an additional $344,756, including accrued interest, of the 8% debentures were converted into 533,432 shares of common stock.

      In connection with the issuance of 120,000 stock purchase warrants to 8% debenture holders during 1999, the Company valued the warrants in accordance with SFAS No. 123, Accounting for Stock-Based Compensation utilizing the following assumptions: expected volatility of 86%, risk free interest rate of 5.5%, and an expected term of three years, and allocated $323,710 of the proceeds to Capital Stock in accordance with APB 14, Accounting for Convertible Debt issued with Stock Purchase Warrants. This warrant value will be amortized to interest expense over the stated term of the debt which is 23 months. The 100,000 warrants issued to a broker of the debenture transaction were valued at $410,809 using the Black Scholes option pricing model utilizing the same assumptions as described above. This value was recorded as deferred financing costs.

      The related deferred financing costs is included as "Other Assets" in the Company's balance sheet to be amortized over the stated term of the debt, which is 23 months. The unamortized portion of the warrant value and deferred financing charges related to debentures converted is amortized at the time of conversion. Amortization expense in the amount of approximately $234,000 and $448,000 was recorded for the three months and nine months ended September 30, 2000, respectively. Additionally, the Company issued 376,363 shares of common stock to the 8% debenture holders in satisfaction of accrued interest and penalties.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

                               September 30, 2000


NOTE C -  CONVERTIBLE DEBENTURES - Continued

      No interest convertible debentures

      On September 18, 2000 the Company issued $675,000 of no interest Convertible Debentures (the "Debentures") due February 18, 2001, the proceeds of which are being utilized for the acquisition of Webcat Online, Inc. and working capital purposes. Proceeds were $675,000, less debt issuance costs of $108,000. In addition, the Company issued 2,227,500 common stock purchase warrants to the holders of the Debentures. The warrants, which expire on September 18, 2005, entitle the holder to purchase one common share of the Company at the price of $0.40. The Debentures are convertible into shares of common stock of the company at the lesser of (i) $0.50 per share or (ii) 75% of the market price of the common stock on the conversion date. The debentures are collateralized by 90% of the Company's 51% interest in Webcat Online, Inc.

      In connection with the issuance of the convertible debentures, $225,000 of the debt issuance proceeds were allocated to capital stock to recognize the beneficial conversion feature of the debentures. This debt discount was expensed as financing costs on September 30, 2000 based on the convertible debentures being immediately convertible at the option of the holder.

      In connection with the issuance of 2,227,500 stock purchase warrants to the debenture holders, the Company valued the warrants in accordance with SFAS No. 123, Accounting for Stock-Based Compensation utilizing the following assumptions: expected volatility of 121%, risk free interest rate of 5.85%, and an expected term of three years, and allocated $323,270 of the proceeds to Capital Stock in accordance with APB 14, Accounting for Convertible Debt issued with Stock Purchase Warrants. This warrant value will be amortized to interest expense over the stated term of the debt, which is 5 months. Amortization expense of $64,654 was recognized for the three and nine months ended September 30, 2000.

      The $108,000 deferred financing costs related to this transaction are included in "Other Assets" in the Company's balance sheet to be amortized over the stated term of the debt, which is 5 months. Amortization expense in the amount of approximately $8,640 related to the amortization of these financing costs was recorded for the three and nine months ended September 30, 2000.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

                               September 30, 2000


NOTE D - REVENUE RECOGNITION

      Revenue from product sales of computer systems and related hardware is recognized upon shipment. Revenue from hosting of websites is deferred and recognized over the period the services are to be provided. No website hosting revenues have been recorded for the three months and nine months ended September 30, 2000.

NOTE E - SHORT-TERM NOTES PAYABLE

      During 1999, the Company received loans totaling $100,873 from three private individuals at an interest rate of 10%. Principal and accrued interest on these loans are due on June 21, 2001. During the quarter ended March 31, 2000, the Company received an additional loan from a private individual in the amount of $65,000. Interest accrues on the loan at 10% with principal and interest due August 30, 2000. All short-term notes are uncollateralized. During the nine months ended September 30, 2000, $95,000 of these loans were repaid.

      Additionally, the Company's 51% owned subsidiary has a note payable to the 49% minority interest owner in the amount of $113,185 at September 30, 2000. This note accrues interest at prime plus two percent (11.75% at September 30, 2000) with interest and principal due September 27, 2001.

NOTE F - PRIVATE PLACEMENTS

      On July 14, 2000, the Company entered into a common stock purchase agreement with a stockholder whereby the Company sold 130,000 shares of common stock and a warrant to purchase an additional 50,000 shares of the Company's common stock at $0.5625 per share, for $30,000. These warrants are exercisable immediately and expire on July 14, 2003. The proceeds of this sale were used to repay certain short term notes payable.

      On July 25, 2000, the Company entered into a Unit Subscription Agreement with another shareholder whereby the shareholder purchased 700,000 units, consisting of one share of common stock and one half of a stock purchase warrant, for $210,000. As a result of this transaction, the company issued 700,000 shares of common stock and 350,000 stock purchase warrants which entitle the holder to purchase 350,000 shares of the Company's common stock at $0.5625 per share. The warrants are exercisable immediately and expire on July 25, 2003.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

                               September 30, 2000


NOTE G - CAPITAL STOCK

      At September 30, 2000 and December 31, 1999, the Company has the following classes of capital stock:

            Common Stock - authorized 95,000,000 shares of no par value with 9,079,750 and 6,236,292 shares issued and outstanding on September 30, 2000 and December 31, 1999, respectively.

            Preferred Stock - authorized 5,000,000 shares of no par value with no shares issued and outstanding.

NOTE H - EMPLOYEE STOCK GRANT

      On September 29, 2000, the Company issued 6,000 shares of stock to certain employees. The stock vests in two years and as a result, at September 30, 2000, the Company recorded deferred stock compensation in the amount of $2,250 to be amortized over the two year vesting period.

NOTE I - COMMITMENTS AND CONTINGENCIES

      Litigation

      The Company is involved in a lawsuit where the plaintiff is alleging ownership of certain shares of StupidPC, Inc. prior to the merger. The Company's transfer agent is holding these shares in escrow pending the outcome of the lawsuit. Based on the outcome of this lawsuit, all of these shares will be issued, either to the plaintiff in the lawsuit or to the original shareholders of StupidPC, Inc. in proportion to their ownership prior to the merger.

      The Company is also involved in various claims and legal actions. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                                WEBCATALYST, Inc.
                       (Formerly known as StupidPC, Inc.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

                               September 30, 2000


NOTE J - LOSS PER SHARE

      Net loss per share was computed using the requirements of Statement of Financial Accounting Standards No. 128, Earnings per share, and Staff Accounting Bulletin No. 98. Net loss per share-basic was computed by dividing net loss attributable to common stock by the weighted average number of shares of common stock outstanding during the period. The denominator for net loss per share-diluted also considers the dilutive effect of outstanding stock options, warrants, and convertible debentures. Due to the Company's net loss, the amounts reported for basic and diluted are the same for both periods presented.

                               WEBCATALYST, INC.



                               27,732,909 Shares


                                  Common Stock











         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. SHARES OF COMMON STOCK MAY ONLY BE SOLD IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that a corporation cannot eliminate or limit the liability of a director for:

             - an appropriation, in violation of his duties, of any business opportunity of the corporation;

             - acts or omissions which involve intentional misconduct or a knowing violation of law;

             -    unlawful corporate distributions; or

             - any transaction from which the director received an improper personal benefit.

         This provision relates only to breaches of duty by directors in their capacity as directors, and not in any other corporate capacity, such as officers. It limits liability only for breaches of fiduciary duties under the Georgia Code, and not for violation of other laws, such as the federal securities laws. Our articles of incorporation exonerate our directors from monetary liability to the extent described above.

         In addition to the rights provided by law, our bylaws provide broad indemnification rights to our directors and the officers, employees and agents as the directors may select, with respect to various civil and criminal liabilities and losses that may be incurred by the director, officer, agent or employee in any pending or threatened litigation or other proceedings. This indemnification does not apply in the same situations described above with respect to the exculpation from liability of our directors. We are also obligated to reimburse such directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by those persons in defending against any of these liabilities and losses, as long as the person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to us any advances made under the bylaws. Any amendment or other modification to the bylaws which limits or otherwise adversely affects the rights to indemnification currently provided in the bylaws shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice of it to the indemnified parties.

         We believe that the above protections are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, the SEC has advised us that in its opinion such indemnification provisions described is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the offering described in the registration statement. All amounts are estimates except the SEC registration fee, the NASD fees and the Nasdaq listing fees:


           SEC registration fee.................................      $ 2,636.81
           Printing and engraving expenses......................        2,000.00
           Legal fees and expenses..............................       25,000.00
           Accounting fees and expenses.........................       25,000.00
           Transfer agent fees..................................        2,500.00
           Miscellaneous expenses...............................        1,000.00
                                                                      ----------
                 Total..........................................      $58,136.81
                                                                      ==========



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

In July, 2000, WebCatalyst issued 700,000 shares of stock as part of a Unit Purchase Agreement between the Company and an individual investor. A warrant for 350,000 shares was also issued as part of this Agreement. We issued these securities solely to accredited investors in reliance on Section 4(2) of the Securities Act. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No general solicitation or advertising was utilized in this offering.

In July, 2000, WebCatalyst issued 130,000 shares of stock as part of a Unit Purchase Agreement between the Company and an individual investor. A warrant for 50,000 shares was also issued as part of this Agreement. We issued these securities solely to accredited investors in reliance on Section 4(2) of the Securities Act. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No general solicitation or advertising was utilized in this offering.

On September 18, 2000, WebCatalyst issued $675,000 of 0% convertible debentures, due February 18, 2001. As part of the sale of the debentures, certain of the selling securityholders received warrants to purchase up 2,227,500 shares of our common stock. We issued these securities solely to accredited investors in reliance on Section 4(2) of the Securities Act. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No general solicitation or advertising was utilized in this offering.

On September 29, 2000, WebCatalyst issued 870,000 shares of our common stock to Truco Enterprises, Inc. as part of a Purchase and Sale Agreement whereby WebCatalyst purchased a 51% interest in WebCatOnline, Inc. We issued these securities solely to accredited investors in reliance on Section 4(2) of the Securities Act. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No general solicitation or advertising was utilized in this offering.

In October 2000, WebCatalyst issued 31,000 shares of common stock to four (4) employees. We issued these securities solely to either accredited investors or sophisticates purchasers in reliance on Section 4(2) of the Securities Act. These people were given the opportunity to speak with our executive officers and ask questions about our business and plans. No general solicitation or advertising was utilized in this offering.

In October, 2000, Webcatalyst issued 60,000 shares to a consultant as part of a consulting agreement between the consultant and WebCatalyst. We issued these securities solely to an accredited investor or sophisticated purchaser in reliance on Section 4(2) of the Securities Act. This person was given the opportunity to speak with our executive officers and ask questions about our business and plans. No general solicitation or advertising was utilized in this offering.

On January 1, 2001, WebCatalyst issued $205,000 of 0% convertible debentures, due September 18, 2001. As part of the sale of the debentures, certain of the selling securityholders received warrants to purchase up 615,000 shares of our common stock. We issued these securities solely to accredited investors in reliance on Section 4(2) of the Securities Act. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No general solicitation or advertising was utilized in this offering.

On January 1, 2001, WebCatalyst issued 50,000 shares to its attorney as partial payment for certain legal fees. We issued these securities solely to accredited investors in reliance on Section 4(2) of the Securities Act. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No general solicitation or advertising was utilized in this offering.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)      Exhibits.


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 2.1*          Amended Agreement and Plan of Share Exchange, dated November 12, 1998, by and between WebCatalyst, Inc., World Net Holdings, Inc., Bart Brannon,
               Donald H. Sigler, Herb Harris, River Rapids, Ltd. and PC-U, Inc.
 3.1*          Revised and Restated Articles of Incorporation of WebCatalyst, Inc.
 3.2*          Revised and Restated Bylaws of WebCatalyst, Inc.
 3.3*          Amendment to Articles of Incorporation of WebCatalyst, Inc.
 4.1*          See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and the Bylaws defining the rights of the holders of common stock of
               WebCatalyst, Inc.
 4.2*          Specimen common stock certificate.
 5.1*          Opinion of Red Hot Law Group of Ashley LLC.
10.1*          Convertible Debenture and Warrants Purchase Agreement dated as of July 15, 1999
10.2*          WebCatalyst, Inc. Stock Purchase Warrant, dated May 14, 1999, issued to
               Gerald Sullivan for 50,000 shares of common stock.
10.3*          Stock Repurchase Contract, dated April 10, 1998, by and between WebCatalyst,
               Inc. and Gary L. German.
10.4*          Stock Option Agreement, dated July 25, 1997, issued to Gary L. German for
               750,000 shares of common stock.
10.5*          Business Lease, dated September 23, 1999, by and between D&B No. 3, LLP and WebCatalyst, Inc.
10.6*          Commercial Lease, dated December 28, 1998, between Deborah L. Deavers and
               WebCatalyst, Inc.
10.7*          Maintenance Service Agreement, dated April 9, 1999, by and between Integrated
               Automation
               International and WebCatalyst, Inc.
10.8*          Convertible Debenture and Warrants Purchase Agreement dated as of September 18, 2000
10.9*          Employment Agreement with Bernard Kraft, dated October 1, 2000.
16.1*          Resignation Letter of Grant Thornton, LLP, dated as of January 29, 2001.
21.1*          Purchase and Sale Agreement by and among WebCatalyst, Inc. and Truco
               Enterprises, Inc., dated
               September 29, 2000.
23.1*          Consent of Red Hot Law Group of Ashley LLC (included as part of Exhibit 5.1).
24.1*          Power of Attorney (included on signature pages hereto).


-----------------
*        Previously filed.

+ The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request, as provided in Item 601(b)(2) of Regulation S-K.

         (b)      Financial Statement Schedules
                  Report of Independent Certified Accountants on Schedule Valuation and Qualifying Accounts Schedule

ITEM 28.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of WebCatalyst pursuant to the foregoing provisions, or otherwise, WebCatalyst has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by WebCatalyst of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, WebCatalyst will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         WebCatalyst hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

         (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

         (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on this 2nd day of November, 2000.

                                   WEBCATALYST, INC.


                                   By: /s/ MARK POPKIN
                                      -----------------------------------------
                                       Mark Popkin
                                       Managing Agent


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Mark Popkin and Max Povolotsky, and each of them, their respective attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed and on the dates indicated.


Signatures                       Title                        Date
----------                       -----                        ----
/s/ MARK POPKIN
-------------------------        Managing Agent               February 22, 2001
Mark Popkin


/s/ MAX POVOLOTSKY               Director                     February 22, 2001
-------------------------
Max Povolotsky